Exhibit 99.1

FOR ADDITIONAL INFORMATION:

Company Contact:

Scott Dawson

sdawson@amcc.com

(858) 535-4217

FOR IMMEDIATE RELEASE

April 23, 2007

Applied Micro Circuits Corporation Announces Preliminary Fourth Quarter Fiscal 2007 Revenue Results and Provides Revenue Guidance for the First Quarter of Fiscal 2008

SUNNYVALE, Calif., Apr 23, 2007 — Applied Micro Circuits Corporation (Nasdaq: AMCC) today announced that based on preliminary financial information the Company expects to report net revenues of approximately $70 million for the quarter ended March 31, 2007, down approximately 8.5% compared to the quarter ended December 31, 2006. The Company had previously provided guidance for fourth quarter revenues to be down between 2% and 5% sequentially.

Revenues declined in all business lines and sales to distributors were down nearly 30% relative to the December quarter. This was partially offset by higher than expected revenue from a processor design production ramp and also by $3 million of revenue from an unanticipated non-recurring transaction. These fourth quarter results are preliminary and thus are subject to the Company’s management and independent registered public accounting firm completing their quarterly and annual review procedures.

As a result of these revenue mix shifts, pricing and other factors, the Company expects that gross margins as a percentage of revenue will be lower by two to three percentage points compared to its previously provided fourth quarter gross margin guidance.

The Company also announced that it is anticipating a sequential 15% decline in revenues for the upcoming June quarter. This anticipated decline in revenues is due primarily to expected weakness in distribution, lower beginning backlog, lower projected non-recurring revenues and a decline in revenues from the previously mentioned processor design production ramp.

AMCC will issue a news release announcing the Company’s fourth quarter and fiscal 2007 year-end results after the close of the market on May 1, 2007. The text of the press release will also be available on AMCC’s web site at http://www.amcc.com. AMCC will conduct a conference call with analysts and investors following the release.

The conference call will be webcast from the investor relations section of the Company’s web site beginning at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on May 1, 2007. To listen to the webcast, or to view the press release or the financial or other statistical information required by SEC Regulation G, please visit the investor relations section of the AMCC website at http://www.amcc.com.

To listen to the conference call by telephone dial 913-981-5581 approximately ten minutes before the start time. A telephone playback of the call will be available starting approximately one hour after the completion of the call and can be accessed by dialing 719-457-0820 and using the access code 7141735.

About AMCC

AMCC is a global leader in network and embedded PowerPC(r) processing, optical transport and storage solutions. Our products enable the development of converged IP-based networks offering high-speed secure data, high-definition video and high-quality voice for carrier, metropolitan, access and enterprise applications. AMCC provides networking equipment vendors with industry-leading network and communications processing, Ethernet, SONET and switch fabric solutions. AMCC is also the leading vendor of high-port count SATA RAID controllers enabling low-cost, high-performance, high-capacity storage. AMCC’s corporate headquarters are located in Sunnyvale, California. Sales and engineering offices are located throughout the world. For further information regarding AMCC, please visit our web site at http://www.amcc.com.

This news release contains forward-looking statements, including statements concerning the Company’s anticipated revenues for the quarter ending June 30, 2007, that reflect the Company’s current view with respect to future events and financial performance. These forward looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, customer demand for the Company’s products, the businesses of the Company’s major customers, reductions, rescheduling or cancellation of orders by the Company’s customers, successful and timely development of products, market acceptance of new products, and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included in the “Risk Factors” set forth in the Company’s Annual Report on Form 10-Q for the quarter ended December 31, 2006, and the Company’s other filings with the Securities and Exchange Commission. Actual results could differ materially, as a result of such factors, from those set forth in the forward- looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to reuse or update any forward-looking statements to reflect events or circumstances after the issuance of this press release.

This news release also contains statements concerning the Company’s preliminary results for the quarter ended March 31, 2007, which are subject to change following the completion of certain review procedures. You are also cautioned not to place undue reliance on these statements, which speak only as of the date of this press release.

AMCC is a registered trademark of Applied Micro Circuits Corporation. The PowerPC name and logo are registered trademarks of IBM Corporation and used under license therefrom. All other trademarks are the property of their respective owners.